 As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-249681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-249681

UNDER

THE SECURITIES ACT OF 1933

Guild Holdings Company

(Exact name of Registrant as specified in its charter)

Delaware	6162	85-2453154
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Guild Holdings Company 2020 Omnibus Incentive Plan

(Full titles of the plans)

5887 Copley Drive

San Diego, California 92111

(858) 956-5130

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Lau

President & Chief Executive Officer

Guild Holdings Company

5887 Copley Drive

San Diego, California 92111

(858) 956-5130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Lee Meyerson Ravi Purushotham Simpson Thacher and Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455 3675 (212) 455 2627

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment related to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) by Guild Holdings Company, a Delaware corporation (the “Registrant”), is being filed to withdraw and remove from registration the shares of the Registrant’s Class A common stock, $0.01 par value per share (“Class A Common Stock”) that had been registered under such Registration Statement, together with any and all plan interests and other securities registered thereunder:

1.	Registration Statement on Form S-8 (File No. 333-249681), originally filed with the Commission on October 27, 2020, registering 5,500,000 shares of Class A Common Stock reserved for issuance pursuant to the Guild Holdings Company 2020 Omnibus Incentive Plan.

 On November 28, 2025, pursuant to that certain Agreement and Plan of Merger, dated as of June 17, 2025 by and among the Registrant, Gulf MSR HoldCo, LLC, a newly formed Delaware limited liability company (“Parent”) and Gulf MSR Merger Sub Corporation, a newly formed Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent.

As a result of the consummation of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on June 20, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on November 28, 2025.

GUILD HOLDINGS COMPANY

/s/ Michael Lau
Name:	Michael Lau
Title:	President & Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.